UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2017

IDdriven, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55645	46-4724127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13355 Moss Rock Dr., Auburn, CA 95602

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (415) 226-7773

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective on May 2, 2017, IDdriven, Inc. (“we,” “us,” “our,” “or “Company”) and Crown Bridge Partners, LLC (“Investor”) completed the sale of a convertible promissory note as provided for in a: (i) Securities Purchase Agreement (“SPA”), (ii) Convertible Promissory Note (the “Note”), and (iii) Amendment #1 to the Securities Purchase Agreement and Convertible Promissory Note (the “Amendment”) all of which were dated April 10, 2017 (collectively, the “Transaction Documents”). Pursuant to the terms of the Transaction Documents, the Investor agreed to purchase a promissory note in the amount of $55,000for a purchase price of $45,000.

As set forth in the SPA, the Purchase Price for the Note was $45,000, thereby reflecting an original issue discount of $10,000 (i.e., the spread between the face amount of the Note of $55,000 and the purchase price of $45,000). The Note, as amended pursuant to the Amendment, carries a prorated original issue discount of $10,000.00 and bears interest at the rate of 1% per year.

The Note was funded and the transaction closed on May 2, 2017 pursuant to which the Investor paid to the Company $45,000. The Note matures on April 10, 2018 (the “Maturity Date”). The material features of the Note and the SPA are set forth below. Unless otherwise defined herein, all capitalized terms are defined in the Note, the SPA and the Amendment, as applicable.

Interest accrues daily on the outstanding principal amount of the Note at a rate per annum equal to 1% on the basis of a 365-day year. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of twenty-two (22%) per annum. The principal amount of the Note and interest are payable on the Maturity Date.

The Investor is entitled to, at any time or from time to time, convert the Note into shares of our common stock, at a conversion price per share equal to seventy five percent (75%) of the lowest traded price of the common stock for the twenty (20) trading days immediately preceding the date of the date of conversion, upon the terms and subject to the conditions of the Note. The conversion price of the Note is subject to adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price is subject to adjustment if we issue or sell convertible promissory notes that are convertible for a consideration per share less than the conversion price then in effect or includes a longer look back period than provided in the Note. If this should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable or in the case of a more favorable look back period, the look back period shall be adjusted to such greater number of days. The Note contains representations, warranties, events of default, beneficial ownership limitations, prepayment options, and other provisions that are customary of similar instruments.

The Note is not convertible to the extent that (a) the number of shares of our common stock beneficially owned by the Investor and (b) the number of shares of our common stock issuable upon the conversion of the Note or otherwise would result in the beneficial ownership by Investor of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased or decreased to any percentage not exceeding 9.99% by the Investor upon 61 days notice to us.

The foregoing descriptions of the SPA, Note and the Amendment are qualified in their entirety by reference to the SPA, Note and Amendment, which are filed hereto as Exhibits 10.1, 10.2 and 10.3 respectively, and are incorporated herein by reference

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The issuance of the securities whose information is set forth in Item 1.01 of this Current Report on Form 8-K were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(a)(2) of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, these investors had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they agreed to, and will receive, share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Securities Purchase Agreement between IDdriven, Inc. and Crown Bridge Partners, LLC dated April 10, 2017.

10.2	Convertible Promissory Note in the principal amount of $55,000 issued by IDdriven, Inc. dated April 10, 2017.

10.3	Amendment #1 to the Securities Purchase Agreement and Convertible Promissory Note between IDdriven, Inc. and Crown Bridge Partners, LLC dated April 10, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDdriven, Inc.

Date: May 8, 2017	By:	/s/ Arend D. Verweij
Arend D. Verweij
Chief Executive Officer

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